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Exhibit No. 11



                           THE PROGRESSIVE CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE
                      (MILLIONS - EXCEPT PER SHARE AMOUNTS)

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
Years Ended December 31,               2001                    2000                     1999
                               ---------------------   ---------------------   ---------------------
                                                Per                     Per                     Per
                                   Amount     Share        Amount     Share         Amount    Share
                               ---------------------   ---------------------   ---------------------
BASIC:
Net income                         $411.4     $5.58         $46.1      $.63         $295.2    $4.05
                               =====================   =====================   =====================
Average shares outstanding           73.7                    73.2                     72.9
                               ===========             ===========             ============


DILUTED:
Net income                         $411.4     $5.48         $46.1      $.62         $295.2    $3.96
                               =====================   =====================   =====================

Average shares outstanding           73.7                    73.2                     72.9
Net effect of dilutive stock
options                               1.4                     1.1                      1.7
                               -----------             -----------             ------------
Total                                75.1                    74.3                     74.6
                               ===========             ===========             ============
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